Contacts:

Media: 703.373.0200 or ir@arlingtonasset.com

Investors: Kurt Harrington at 703.373.0200 or ir@arlingtonasset.com

Arlington Asset Investment Corp. Reports Third Quarter 2013 Financial Results

Non-GAAP core operating income of $1.03 per share (diluted) for the third quarter 2013(1)

Dividend of $0.875 per share for the third quarter 2013, payable on October 31, 2013

Annualized dividend yield of 14%(2), 19%(3) on a tax adjusted basis

Book value per share at September 30, 2013 was $31.77

ARLINGTON, VA, October 28, 2013 – Arlington Asset Investment Corp. (NYSE: AI) (the “Company”) today reported non-GAAP core operating income of $17.3 million for the quarter ended September 30, 2013, or $1.03 per share (diluted). A reconciliation of non-GAAP core operating income to GAAP net income appears at the end of this press release. On a GAAP basis, the Company reported net income of $3.1 million for the quarter ended September 30, 2013, or $0.18 per share (diluted), compared to net income of $3.2 million for the quarter ended June 30, 2013, or $0.19 per share (diluted), and net income of $3.1 million, or $0.31 per share (diluted), for the quarter ended September 30, 2012.

“While interest rates and market volatility have experienced sharp swings over the last two quarters, our complementary portfolios of private-label and agency mortgage-backed securities have exhibited durable spread income as well as relatively stable book value. Improvement in the credit performance of our private-label mortgage-backed securities portfolio accelerated during the quarter consistent with ongoing improvement in housing market conditions,” said J. Rock Tonkel, Jr., the Company's President and Chief Operating Officer.  “While the political environment and market conditions remain uncertain, Arlington benefits from the protection of long duration interest rate hedges approximately equal to the market value of our agency mortgage-backed securities portfolio and the variable rate nature of our private-label mortgage-backed securities portfolio.”

Third Quarter Highlights

Net interest income for the third quarter was $20.7 million, including non-cash accretion on private-label mortgage-backed securities (“MBS”) of $1.9 million required under GAAP. Net realized cash gains were $2.2 million during the quarter. The three-month constant prepayment rate (“CPR”) for the Company’s agency-backed MBS as of September 30, 2013 was 9.85%. The Company’s debt to equity ratio at September 30, 2013 was approximately 3 to 1.

As of September 30, 2013, the Company’s agency-backed MBS portfolio consisted of $1.6 billion in face value with a cost basis of $1.7 billion and a fair value of $1.6 billion. As of September 30, 2013, all of the Company’s agency-backed MBS were fixed-rate 30-year MBS specifically selected for their prepayment protections with a weighted average coupon of 4.08%, a weighted average cost of 107.5, a weighted average market price of 105.3, and had a weighted average cost of repo funding of 37 basis points. On a mark-to-market basis, the Company had an average of $1.0 billion in Eurodollar futures associated with the agency-backed MBS portfolio starting in December 2014 and ending in September 2018 with a rate of 2.11% and an equivalent funding cost over the next five years of approximately 1.54%. The Company also had $640 million in notional 10-year interest rate swap futures with a marked rate of approximately 2.85% resulting in a combined hedged notional amount of approximately $1.6 billion.

As of September 30, 2013, the Company’s private-label MBS portfolio consisted of $511.8 million in face value with an amortized cost basis of $287.0 million and a fair value of $344.1 million. The following table presents certain statistics of our private-label MBS portfolio as of or for the quarter ended September 30, 2013 (dollars in millions):

Total Private-Label MBS

Fair market value	$344.1
Fair market value (as a % of face value)	67.2%
Quarterly cash yield (as a % of average fair market value, excluding GAAP non-cash accretion)	6.2%

Quarterly unlevered yield (GAAP, as a % of amortized cost)	10.3%
Quarterly unlevered cash yield (as a % of average amortized cost excluding GAAP non-cash accretion)	7.5%
Average cost (as a % of face value)	53.4%
Weighted average coupon	3.5%

Face value	$511.8
Amortized cost	$287.0
Purchase discount	$224.8

60+ days delinquent	16.3%
Credit enhancement	0.3%
Severity (3-month)	40.7%
Constant prepayment rate (3-month)	18.3%

Dividend

The Company’s Board of Directors approved a $0.875 dividend for the third quarter of 2013. The dividend will be paid on October 31, 2013 to shareholders of record on September 30, 2013. This represented a 14% annualized dividend yield based on the Class A common stock closing price on the New York Stock Exchange (NYSE) of $25.21 on October 28, 2013.

(1)	Non-GAAP Financial Measures

In addition to the financial results reported in accordance with generally accepted accounting principles as consistently applied in the United States (GAAP), the Company has disclosed non-GAAP core operating income for the quarter ended September 30, 2013 in this press release. This non-GAAP measurement is used by management to analyze and assess the Company’s operating results and dividends. Management believes that this non-GAAP measurement assists investors in understanding the impact of these non-core items and non-cash expenses on the performance of the Company and provides additional clarity around the Company's forward earnings capacity and trend.

A limitation of utilizing this non-GAAP measure is that the GAAP accounting effects of these events do in fact reflect the underlying financial results of the Company’s business and these effects should not be ignored in evaluating and analyzing the Company's financial results. Therefore, management believes net income on a GAAP basis and core operating income on a non-GAAP basis should be considered together.

In determining core operating income, the Company has excluded certain legacy litigation expenses and the following non-cash expenses: (i) compensation costs associated with stock-based awards, (ii) accretion of MBS purchase discounts adjusted for principal repayments in excess of proportionate invested capital, (iii) unrealized mark-to-market adjustments on the trading MBS and hedge instruments, (iv) other-than-temporary impairment charges recognized, and (v) non-cash income tax provisions.

The following table presents a reconciliation of the GAAP financial results to non-GAAP measurements for the quarter ended September 30, 2013 (dollars in thousands):

GAAP net income	$3,093
Adjustments
Legacy litigation expenses(a)	(24)
Stock compensation	729
Non-cash interest income related to purchase discount accretion(b)	(1,915)
Net unrealized mark-to-market loss on trading MBS and hedge instruments	12,898
Other-than-temporary impairment charges	380
Non-cash income tax provisions	2,170
Non-GAAP core operating income	$17,331
Non-GAAP core operating income per share (diluted)	$1.03

(a)	Legacy litigation expenses relate to legal matters pertaining to events related to business activities the Company exited in 2009 – primarily sub-prime mortgage origination and broker/dealer operations.
(b)	Non-cash interest income related to purchase discount accretion represents interest income from the accretion of purchase discount recognized in excess of cash receipts related to contractual interest income.

(2)	Based on the annualized third quarter 2013 dividend and the Class A common stock closing price on the NYSE of $25.21 on October 28, 2013.
(3)	The Company's dividends are eligible for the 23.8% federal income tax rate on qualified dividend income, whereas dividends paid by a REIT are generally subject to the higher 43.4% tax rate on ordinary income. To provide the same return after payment of federal income tax as the Company, a REIT would be required to pay dividends providing a 19% yield.

About the Company

Arlington Asset Investment Corp. (NYSE: AI) is a principal investment firm that invests in mortgage-related and other assets. The Company is headquartered in the Washington, D.C. metropolitan area. For more information, please visit www.arlingtonasset.com.

Statements concerning future performance, market conditions, cash returns and earnings, book value, and any other guidance on present or future periods, constitute forward-looking statements that are subject to a number of factors, risks and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances. These factors include, but are not limited to, changes in interest rates, increased costs of borrowing, decreased interest spreads, changes in political and monetary policies, changes in default rates, changes in the constant prepayment rate for the Company’s MBS, changes in our operating efficiency, changes in the Company’s returns, changes in the use of the Company’s tax benefits, maintenance of the Company’s low leverage posture, changes in the agency-backed MBS asset yield, changes in the Company’s monetization of net operating loss carry-forwards, changes in the Company’s ability to generate consistent cash earnings and dividends, preservation and utilization of our net operating loss and net capital loss carry-forwards, impacts of changes to Fannie Mae and Freddie Mac, actions taken by the U.S. Federal Reserve and the U.S. Treasury, availability of opportunities that meet or exceed our risk adjusted return expectations, ability and willingness to make future dividends, ability to generate sufficient cash through retained earnings to satisfy capital needs, changes in and the effects on the Company of mortgage prepayment speeds, ability to realize book value growth through reflation of private-label MBS, and general economic, political, regulatory and market conditions. These and other material risks are described in the Company's Annual Report on Form 10-K for the year ended December 31, 2012, the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, and any other documents filed by the Company with the SEC from time to time, which are available from the Company and from the SEC, and you should read and understand these risks when evaluating any forward-looking statement.

Financial data follows

ARLINGTON ASSET INVESTMENT CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
INTEREST INCOME	$22,995	$15,519	$64,468	$44,913

INTEREST EXPENSE
Interest on short-term debt	1,758	1,125	5,061	2,811
Interest on long-term debt	556	123	1,077	371
Total interest expense	2,314	1,248	6,138	3,182
Net interest income	20,681	14,271	58,330	41,731

OTHER LOSS, NET
Investment loss, net	(11,100)	(5,663)	(35,882)	(11,532)
Other loss	(3)	(3)	(11)	(11)
Total other loss, net	(11,103)	(5,666)	(35,893)	(11,543)
Operating income before other expenses	9,578	8,605	22,437	30,188

OTHER EXPENSES
Compensation and benefits	3,042	3,519	8,034	7,580
Professional services	297	862	1,973	3,337
Business development	45	39	107	111
Occupancy and equipment	96	110	328	355
Communications	49	49	142	154
Other operating expenses	501	453	1,142	1,351
Total other expenses	4,030	5,032	11,726	12,888

Income before income taxes	5,548	3,573	10,711	17,300

Income tax provision	2,455	450	1,247	1,271

Net income	$3,093	$3,123	$9,464	$16,029

Basic earnings per share	$0.19	$0.31	$0.60	$1.74

Diluted earnings per share	$0.18	$0.31	$0.59	$1.74

Weighted average shares outstanding - basic (in thousands)	16,669	9,977	15,761	9,192
Weighted average shares outstanding - diluted (in thousands)	16,845	10,041	15,934	9,219

ARLINGTON ASSET INVESTMENT CORP.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share amounts)
(Unaudited)

ASSETS	September 30, 2013	December 31, 2012

Cash and cash equivalents	$16,347	$35,837
Receivables
Interest	5,271	4,869
Sold securities receivable	-	26,773
Other	461	644
Mortgage-backed securities, at fair value
Available-for-sale	344,165	199,156
Trading	1,633,263	1,556,440
Other investments	2,180	2,347
Derivative assets, at fair value	1,851	-
Deferred tax assets, net	151,255	162,281
Deposits	63,869	85,652
Prepaid expenses and other assets	1,437	159
Total assets	$2,220,099	$2,074,158

LIABILITIES AND EQUITY

Liabilities:
Repurchase agreements	$1,574,244	$1,497,191
Interest payable	791	582
Accrued compensation and benefits	4,025	1,542
Dividend payable	14,633	-
Derivative liabilities, at fair value	43,034	76,850
Accounts payable, accrued expenses and other liabilities	13,719	17,837
Long-term debt	40,000	15,000
Total liabilities	1,690,446	1,609,002

Equity:
Common stock	166	132
Additional paid-in capital	1,726,518	1,638,061
Accumulated other comprehensive income, net of taxes	49,378	38,985
Accumulated deficit	(1,246,409)	(1,212,022)
Total equity	529,653	465,156

Total liabilities and equity	$2,220,099	$2,074,158

Book Value per Share	$31.77	$35.24

Shares Outstanding (in thousands)	16,671	13,198